Exhibit 99.5

PRO FORMA VALUATION UPDATE REPORT
FIRST FINANCIAL NORTHWEST, INC.

PROPOSED HOLDING COMPANY FOR
FIRST SAVINGS BANK NORTHWEST

Renton, Washington

Dated as Of:
July 26, 2007

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia  22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

July 26, 2007

Board of Directors
First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
201 Wells Avenue South
Renton, Washington  98057

Members of the Board of Directors:

          We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion of First Financial Holdings, MHC, (the “MHC”), a mutual holding company which owns 100% of First Financial of Renton, Inc., a mid-tier holding company (the “Mid-Tier”).  First Savings Bank of Renton, Renton, Washington (“First Savings” or the “Bank”) is the wholly-owned stock savings bank subsidiary of the Mid-Tier.

          The respective Boards of Directors of the MHC, the Mid-Tier and the Bank adopted a plan of conversion and reorganization on November 15, 2006, and amended such plan on April 18, 2007.  Pursuant to the plan of conversion and reorganization, the Mid-Tier will sell 100% of the shares of common stock to the public in a stock offering.  The plan of conversion and reorganization will result in the elimination of the mutual holding company and the creation of a new stock holding company, First Financial Northwest, Inc. (“First Financial Northwest” or the “Company”).  The Company will own all of the outstanding shares of the Bank.  Following the completion of the offering, First Financial Northwest will be a savings and loan holding company, and its primary regulator will be the OTS.  The Bank will remain regulated by the Washington Department of Financial Institutions.

          Pursuant to the plan of conversion, First Financial Northwest will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans, Supplemental Eligible Account Holders, and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

          The plan of conversion and reorganization provides for the establishment of The First Financial Northwest Foundation, Inc. (the “Foundation”).  The Foundation will be funded with common stock contributed by First Financial Northwest in an amount equal to 8% of the shares sold to the public in the offering.  The Foundation will be dedicated to assist the communities within First Savings’ market area beyond community development and lending and will enhance the Bank’s current activities under the Community Reinvestment Act.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
July 26, 2007

          This updated appraisal is furnished pursuant to the conversion regulations and valuation guidelines referenced in the May 25, 2007 original appraisal (“Original Appraisal”), incorporated herein by reference.  As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

          This updated appraisal reflects the following developments since the Original Appraisal:  (1) First Savings’ recent developments through June 30, 2007; (2) an updated comparison of First Savings’ financial condition and operating results versus the Peer Group (which has been adjusted to exclude one member that has since become subject to an acquisition); and, (3) a review of stock market conditions since the date of the Original Appraisal, including the overall market for thrift stocks, the Peer Group and the new issue market for thrifts.

          The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

          Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.  RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

          1.          Recent Financial Results

                       Table 1 presents updated summary balance sheet and income statement details as of or for the 12 months ended June 30, 2007, in comparison to the March 31, 2007 financial data incorporated into the Original Appraisal.  First Savings’ assets increased by $65.7 million, or 6.4%, during the quarter, primarily reflecting $56.9 million growth in loans.  The growth in loans receivable was due to continued active originations of construction/land development, 1-4 family residential and commercial real estate/multi-family loans.  Cash and cash equivalents increased by $18.5 million during the quarter, offsetting a $10.5 million decrease in investment securities.  As a result, the proportion of loans/assets increased from 71.8% to 72.7% at June 30, 2007.

Board of Directors
July 26, 2007

Table 1
First Financial Holdings, MHC
Recent Financial Data

	At March 31, 2007		At June 30, 2007

	Amount	% of Assets	Amount	% of Assets

	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$1,021,887	100.0%	$1,087,597	100.0%
Cash & cash equivalents	16,959	1.7	35,460	3.3
Investment securities	228,721	22.4	218,286	20.1
FHLB stock	4,671	0.5	4,671	0.4
Loans receivable, net	733,592	71.8	790,540	72.7
Fixed assets	13,806	1.4	13,668	1.3
Goodwill	14,206	1.4	14,206	1.3
Mortgage servicing rights	1,451	0.1	1,343	0.1
Bank-owned life insurance	1,813	0.2	1,813	0.2
Deposits	$761,235	74.5%	$866,542	79.7%
Borrowings	150,000	14.7	110,000	10.1
Total equity	106,275	10.4	107,061	9.8
Tangible equity	92,069	9.0	92,855	8.5

	12 Mos. Ended 3/31/07		12 Mos. Ended 6/30/07

	Amount	% of Avg. Assets	Amount	% of Avg. Assets

	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$57,585	5.91%	$60,104	6.02%
Interest expense	(40,101)	(4.12)	(42,335)	(4.24)

Net interest income	$17,484	1.80%	$17,769	1.78%
Provisions for loan losses	(760)	(0.08)	(975)	(0.10)

Net interest income after provision	$16,724	1.72%	$16,794	1.68%
Non-interest operating income	$664	0.07%	$685	0.07%
Non-interest operating expense	(8,451)	(0.87)	(8,609)	(0.86)

Net operating income	$8,937	0.92%	$8,870	0.89%
Net gain/(loss) on sale of securities	$(3)	(0.00)%	$(3)	(0.00)%
Writedown of mort. serv. rights	(685)	(0.07)	(685)	(0.07)

Net non-operating income(loss)	$(688)	(0.07)%	$(688)	(0.07)%
Income before taxes	$8,249	0.85%	$8,182	0.82%
Income taxes	(1,688)	(0.17)	(1,822)	(0.18)

Net income	$6,561	0.67%	$6,360	0.64%

Sources:	First Financial Northwest’s preliminary prospectus, audited and unaudited financial statements, and RP Financial calculations.

Board of Directors
July 26, 2007

                       Updated credit quality measures showed a decrease in non-performing assets (“NPAs”) from 0.03% of assets at March 31, 2007 to 0.01% of assets at June 30, 2007.  NPAs totaled $61,000 as of June 30, 2007, consisting of non-accruing loans.  The allowance for loan and lease losses (“ALLL”) totaled $2,946,000, or 0.33% of total loans as of June 30, 2007, an increase from 0.32% of total loans as of March 31, 2007 as provisions increased.

                       The strong asset growth during the quarter was funded by a strong increase in deposits, due to the inflow following the offering announcement.  Total deposits increased from $761.2 million, or 74.5% of assets, at March 31, 2007, to $866.5 million, or 79.7% of assets, at June 30, 2007.  The deposit growth was concentrated in NOW, money market and savings accounts, as these deposits are perceived to be short-term in nature to gain subscription rights.  Taking advantage of the increased liquidity position, the Bank paid off $40.0 million of short-term overnight FHLB borrowings during the quarter.  As described in the Original Appraisal, at the completion of the conversion, the Bank intends to pay off all outstanding borrowings except for one $10.0 million long term advance with the conversion proceeds.

                       The Bank’s equity ratios were leveraged during the quarter as the balance sheet growth exceeded equity growth.

                       First Savings’ operating results for the 12 months ended March 31, 2007 and June 30, 2007 are also set forth in Table 1.  The Bank’s earnings and profitability declined during the most recent 12 month period, due primarily to higher loan loss provisions, higher operating expenses and a higher effective tax rate.

                       While net interest income increased in the most recent period given the balance sheet growth, the ratio to average assets ratio declined slightly to 1.78% during the 12 months ended June 30, 2007.  The reduction in the net interest income ratio was the result of a narrower interest rate spread, due to a more significant increase in the cost of interest-bearing liabilities (“IBL”) relative to the yield earned on interest-earning assets (“IEA”).  The more significant increase in the Bank’s interest expense ratio was attributable to the more immediate impact that higher short-term interest rates had on funding costs relative to asset yields.

                       Operating expenses increased for the most recent period reflecting higher compensation expenses, data processing, advertising and other miscellaneous expenses.  Relative to average assets, operating expenses decreased to 0.86% for the 12 months ended June 30, 2007, given the strong growth during the most recent quarter.  Overall, the lower net interest income ratio and higher operating expense ratio resulted in an unchanged expense coverage ratio (net interest income divided by operating expenses) of 2.07x.

                       Non-interest operating income remained a relatively small earnings contributor, and there was a small increase in the most recent period.  The primary source of non-interest income is loan servicing fees from construction/land loans, with lower levels of income generated from customer service fees earned on deposit accounts and income from bank owned life insurance (“BOLI”).  Non-interest operating income equaled 0.07% of average assets for both periods examined.

Board of Directors
July 26, 2007

                       Overall, the updated efficiency ratio of 46.5% (operating expenses, net of goodwill amortization, as a percent of net interest income and non-interest operating income) matched the earlier period’s ratio.

                       Higher loan loss provisions were established during the most recent 12 month period, equal to 0.10% of average assets, taking into account industry and portfolio trends.  As of June 30, 2007, the Bank maintained valuation allowances of $2.9 million, equal to 0.33% of net loans receivable.

                       Net non-operating losses for both trailing 12 month periods shown in Table 1 continued to include a small net loss on the sale of investment securities, along with the writedown of the value of mortgage servicing rights (“MSRs”) that were booked as part of the December 2005 acquisition of Executive House (“EH”), the Bank’s mortgage banking subsidiary.  The net non-operating loss of 0.07% of average assets during the 12 months ended June 30, 2007 remained consistent with the earlier period.

                       The Bank’s effective tax rate increased from 20.5% during the 12 months ended March 31, 2007 to 22.3% during the 12 months ended June 30, 2007.  The overall low effective tax rate largely results from the tax-advantaged income from BOLI and the investment portfolio.  The Bank’s marginal effective statutory tax rate approximates 34%.

          2.          Peer Group Financial Comparisons

                       Tables 2 and 3 present the financial characteristics and operating results for first Savings’, the Peer Group and all publicly-traded thrifts.  The Bank’s information is based on the 12 months ended June 30, 2007, and the Peer Group’s ratios are based on financial results through March 31, 2007 (unless otherwise indicated).  One Peer Group member, First Mutual Bancshares, Inc. of Washington, has become subject to acquisition since the Original Appraisal, and thus has been excluded from the Peer Group analysis.

                       In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal.  Consistent with the Original Appraisal, the Bank’s updated IEA composition reflected a higher concentration of cash and investments and a lower concentration of loans relative to the Peer Group.  Overall, the Bank continued to maintain a higher ratio of IEA to assets than the Peer Group, at 96.7% and 93.8%, respectively, due in part to the Bank’s lower level of fixed assets.

                       The updated IBL ratio to assets did not change significantly from the Original Appraisal, with First Savings’ ratio continuing to be higher at 89.8%, versus 84.9% for the Peer Group, reflecting its more leveraged tangible equity ratio of 8.5%, versus 11.7% for the Peer Group.  The Bank’s borrowings/assets ratio declined during the quarter to 10.1% at June 30, 2007, reflecting the partial payoff of borrowings with the increased liquidity, thus the Bank’s borrowings level to assets is now lower than the Peer Group.  Overall, First Savings’ updated IEA/IBL ratio equaled 107.7%, which remained below the comparable Peer Group ratio of

Board of Directors
July 26, 2007

Table 2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2007

		Balance Sheet as a Percent of Assets

		Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref.Stock

First Financial Northwest, Inc. of WA
June 30, 2007		3.3%	20.7%	72.7%	79.7%	10.1%	0.0%	9.8%	1.3%	8.5%	0.0%

All Public Companies
Averages		4.6%	19.9%	69.9%	69.0%	17.0%	0.7%	12.1%	1.1%	11.0%	0.0%
Medians		3.2%	17.8%	70.2%	70.5%	15.4%	0.0%	10.6%	0.2%	9.0%	0.0%

State of WA
Averages		2.7%	14.0%	77.4%	66.1%	20.8%	0.2%	11.9%	1.5%	10.5%	0.0%
Medians		2.8%	14.2%	78.2%	66.2%	20.0%	0.0%	12.4%	1.1%	10.4%	0.0%

Comparable Group
Averages		3.3%	12.1%	78.4%	67.1%	17.4%	0.4%	14.2%	2.5%	11.7%	0.0%
Medians		3.5%	11.8%	78.7%	70.6%	15.4%	0.0%	12.6%	2.0%	10.6%	0.0%

Comparable Group
BFIN	BankFinancial Corp. of IL	4.2%	7.8%	82.9%	70.6%	8.6%	0.0%	19.8%	2.0%	17.7%	0.0%
BHLB	Berkshire Hills Bancorp of MA	1.3%	10.6%	78.7%	70.6%	16.2%	0.7%	12.1%	5.6%	6.5%	0.0%
BRKL	Brookline Bancorp, Inc. of MA	6.7%	13.8%	75.9%	55.8%	18.3%	0.5%	24.1%	2.1%	22.0%	0.0%
FPTB	First PacTrust Bancorp of CA	2.5%	2.9%	90.9%	73.5%	15.4%	0.0%	10.6%	0.0%	10.6%	0.0%
RPFG	Rainier Pacific Fin. Group of WA(1)	1.3%	23.4%	69.9%	50.7%	38.7%	0.0%	9.7%	0.4%	9.4%	0.0%
RVSB	Riverview Bancorp, Inc. of WA	3.8%	4.2%	83.3%	81.1%	4.6%	0.9%	12.2%	3.2%	9.0%	0.0%
TSBK	Timberland Bancorp, Inc. of WA	3.5%	11.8%	77.7%	71.9%	15.0%	0.0%	12.6%	1.1%	11.5%	0.0%
WFSL	Washington Federal, Inc. of WA	2.1%	16.7%	78.7%	60.5%	25.0%	0.0%	13.1%	1.1%	12.0%	0.0%
WFBC	Willow Financial Bancorp Inc. of PA	4.2%	17.9%	67.5%	69.1%	14.7%	1.7%	13.7%	7.2%	6.5%	0.0%

		Balance Sheet Annual Growth Rates							Regulatory Capital

		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

First Financial Northwest, Inc. of WA
June 30, 2007		15.20%	-9.75%	28.82%	16.46%	14.31%	7.28%	8.12%	0.00%	0.00%	0.00%

All Public Companies
Averages		5.45%	-1.00%	8.58%	6.81%	-3.47%	4.36%	3.51%	10.81%	10.57%	17.52%
Medians		4.76%	-3.30%	7.23%	5.27%	-3.84%	3.81%	3.19%	9.37%	9.18%	14.55%

State of WA
Averages		9.23%	-11.25%	15.09%	9.30%	12.97%	4.91%	4.08%	12.22%	10.78%	16.16%
Medians		9.12%	-10.53%	14.35%	8.45%	9.65%	5.11%	1.49%	12.22%	10.78%	14.53%

Comparable Group
Averages		4.42%	-14.94%	9.65%	8.90%	-6.71%	2.71%	0.40%	12.25%	12.50%	16.45%
Medians		4.83%	-9.28%	9.61%	8.77%	-6.16%	3.68%	0.58%	11.03%	11.03%	14.20%

Comparable Group
BFIN	BankFinancial Corp. of IL	-4.64%	-39.74%	2.90%	4.98%	-43.15%	-7.07%	-11.63%	15.51%	15.51%	20.09%
BHLB	Berkshire Hills Bancorp of MA	5.75%	-41.72%	19.05%	5.86%	4.37%	6.24%	-4.35%	7.80%	NA	10.27%
BRKL	Brookline Bancorp, Inc. of MA	4.83%	-5.29%	8.06%	13.06%	-6.16%	-3.89%	-5.27%	19.60%	19.60%	24.90%
FPTB	First PacTrust Bancorp of CA	1.34%	5.56%	1.10%	10.27%	-28.87%	5.81%	5.81%	9.84%	9.84%	14.00%
RPFG	Rainier Pacific Fin. Group of WA(1)	3.66%	-11.78%	9.89%	4.43%	1.67%	3.68%	0.00%	NA	9.33%	12.89%
RVSB	Riverview Bancorp, Inc. of WA	7.40%	-9.28%	9.61%	9.63%	-15.62%	9.29%	13.35%	NA	NA	11.22%
TSBK	Timberland Bancorp, Inc. of WA	10.84%	-23.30%	22.04%	7.27%	48.20%	0.13%	0.58%	NA	NA	16.17%
WFSL	Washington Federal, Inc. of WA	15.02%	-0.66%	18.81%	15.87%	17.63%	6.53%	2.39%	12.22%	12.22%	24.34%
WFBC	Willow Financial Bancorp Inc. of PA	-4.39%	-8.25%	-4.63%	8.77%	-38.46%	3.67%	2.72%	8.50%	8.50%	14.20%

(1) Financial information is for the quarter ending December 31, 2006.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

Board of Directors
July 26, 2007

110.5%.  As discussed in the Original Appraisal, the additional capital realized from the offering should eliminate this disadvantage as the proceeds are reinvested in IEA.

                       Updated annual growth rates through June 30, 2007 (First Savings’ rates reflect the last 18 months, annualized) continue to show stronger growth for the Bank than for the Peer Group.  The Bank’s loan growth continues to exceed the Peer Group average, reflecting the benefit of the EH acquisition.  Cash and investments were partially redeployed by both the Bank and the Peer Group to fund loan growth.

                       Asset growth for both the Bank and the Peer Group was primarily funded by deposit growth, at 16.5% and 8.9%, respectively.  The Bank’s faster growth was supported by the post-announcement inflow of deposits.  The Bank’s borrowings growth rate was much lower than shown in the Original Appraisal due to the recent reduction in borrowings, while the Peer Group continued to report a reduction in borrowings.  First Savings’ updated tangible equity growth equaled 8.1%, while the Peer Group reported a slight increase in tangible equity.  As set forth in the Original Appraisal, the Peer Group’s minimal change in tangible equity reflected dividend payments, stock repurchases and other capital management strategies.  The stock offering will likely depress the Bank’s tangible equity growth rate given the comparatively higher pro forma tangible equity ratio.

                       Table 3 displays comparative operating results for the most recent 12 months reported.  Updated profitability for the Bank and the Peer Group equaled 0.64% and 0.87% of average assets, respectively.  Higher net interest income and higher non-interest income continued to support the Peer Group’s higher average return.

                       The Peer Group continued to maintain a net interest income ratio advantage relative to the Bank (3.25% and 1.78%, respectively), largely due to a more favorable interest expense ratio.  In contrast, the Bank enjoyed a lower operating expense ratio of 0.86% versus 2.40% for the Peer Group.  On balance, First Savings maintained a stronger expense coverage ratio than the Peer Group, at 2.07x and 1.35x, respectively.

                       Non-interest operating income remained a larger source of earnings for the Peer Group than for the Bank, as such income amounted to 0.66% and 0.07% of average assets, respectively.  Taking non-interest operating income into account in assessing efficiency, First Savings’ updated efficiency ratio of 46.5% remains more favorable than the Peer Group’s average efficiency ratio of 61.4%.

                       Loan loss provisions continued to be a relatively similar expense factor for both the Bank and the Peer Group at 0.10% and 0.11% of average assets, respectively.

                       Net non-recurring losses remained a small component of profitability, as the Bank reported net losses equal to 0.07% of average assets and the Peer Group reported net losses equal to 0.01% of average assets.

Board of Directors
July 26, 2007

Table 3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2007

			Net Interest Income					Other Income

		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income

First Financial Northwest, Inc. of WA
June 30, 2007		0.64%	6.02%	4.24%	1.78%	0.10%	1.68%	0.00%	0.00%	0.07%	0.07%

All Public Companies
Averages		0.55%	5.76%	3.00%	2.76%	0.09%	2.66%	0.03%	0.00%	0.63%	0.65%
Medians		0.57%	5.69%	3.01%	2.74%	0.07%	2.66%	0.00%	0.00%	0.50%	0.51%

State of WA
Averages		1.17%	6.63%	3.02%	3.61%	0.07%	3.54%	0.04%	0.01%	0.75%	0.79%
Medians		1.41%	6.45%	3.16%	3.58%	0.05%	3.56%	0.01%	0.00%	0.89%	0.96%

Comparable Group
Averages		0.87%	6.17%	2.92%	3.25%	0.11%	3.14%	0.02%	0.00%	0.63%	0.66%
Medians		0.64%	5.93%	2.88%	3.06%	0.07%	2.93%	0.00%	0.00%	0.71%	0.71%

Comparable Group
BFIN	BankFinancial Corp. of IL	0.53%	5.90%	2.39%	3.51%	0.02%	3.49%	0.00%	0.00%	0.59%	0.59%
BHLB	Berkshire Hills Bancorp of MA	0.53%	5.70%	2.87%	2.83%	0.39%	2.45%	0.04%	-0.02%	0.98%	1.00%
BRKL	Brookline Bancorp, Inc. of MA	0.87%	5.93%	2.88%	3.06%	0.13%	2.93%	0.00%	0.00%	0.16%	0.16%
FPTB	First PacTrust Bancorp of CA	0.58%	5.88%	3.60%	2.28%	-0.01%	2.30%	0.00%	0.00%	0.28%	0.28%
RPFG	Rainier Pacific Fin. Group of WA(1)	0.33%	6.05%	3.26%	2.79%	0.07%	2.72%	0.13%	0.00%	0.83%	0.96%
RVSB	Riverview Bancorp, Inc. of WA	1.43%	7.55%	3.05%	4.50%	0.18%	4.32%	0.02%	0.00%	1.04%	1.06%
TSBK	Timberland Bancorp, Inc. of WA	1.39%	6.59%	2.24%	4.36%	0.03%	4.33%	0.00%	0.02%	0.95%	0.97%
WFSL	Washington Federal, Inc. of WA	1.51%	6.31%	3.51%	2.80%	0.01%	2.79%	0.00%	0.00%	0.17%	0.17%
WFBC	Willow Financial Bancorp Inc. of PA	0.64%	5.59%	2.51%	3.09%	0.15%	2.94%	0.00%	0.00%	0.71%	0.71%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads			MEMO: Assets/ FTE Emp.

		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread		MEMO: Effective Tax Rate

First Financial Northwest, Inc. of WA
June 30, 2007		0.86%	0.00%	-0.07%	0.00%	6.24%	4.61%	1.63%	$15,762	22.27%

All Public Companies
Averages		2.51%	0.03%	0.03%	0.00%	6.12%	3.47%	2.65%	$5,615	32.22%
Medians		2.47%	0.00%	0.01%	0.00%	6.03%	3.47%	2.74%	$4,499	32.91%

State of WA
Averages		2.57%	0.03%	0.03%	0.00%	7.05%	3.47%	3.58%	$6,647	34.30%
Medians		3.20%	0.03%	0.03%	0.00%	6.78%	3.58%	3.63%	$4,559	34.98%

Comparable Group
Averages		2.40%	0.06%	-0.01%	0.00%	6.58%	3.45%	3.13%	$6,197	33.62%
Medians		2.60%	0.05%	0.00%	0.00%	6.33%	3.51%	3.06%	$4,521	34.47%

Comparable Group
BFIN	BankFinancial Corp. of IL	3.21%	0.12%	0.02%	0.00%	6.20%	3.04%	3.16%	$3,578	31.80%
BHLB	Berkshire Hills Bancorp of MA	2.31%	0.10%	-0.24%	0.02%	6.32%	3.27%	3.06%	$4,166	26.98%
BRKL	Brookline Bancorp, Inc. of MA	1.55%	0.09%	0.00%	0.00%	6.16%	3.88%	2.28%	$10,314	39.26%
FPTB	First PacTrust Bancorp of CA	1.70%	0.00%	0.00%	0.00%	6.10%	4.02%	2.08%	$7,097	34.47%
RPFG	Rainier Pacific Fin. Group of WA(1)	3.17%	0.03%	0.03%	0.00%	6.38%	3.64%	2.75%	$4,559	35.00%
RVSB	Riverview Bancorp, Inc. of WA	3.22%	0.02%	0.04%	0.00%	8.27%	3.51%	4.76%	NM	34.96%
TSBK	Timberland Bancorp, Inc. of WA	3.26%	0.05%	0.06%	0.00%	7.11%	2.60%	4.51%	$2,471	31.94%
WFSL	Washington Federal, Inc. of WA	0.61%	0.01%	0.00%	0.00%	6.45%	4.14%	2.31%	$12,912	35.27%
WFBC	Willow Financial Bancorp Inc. of PA	2.60%	0.14%	-0.02%	0.00%	6.21%	2.92%	3.29%	$4,483	32.91%

(1) Financial information is for the quarter ending December 31, 2006.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

Board of Directors
July 26, 2007

                       Consistent with the Original Appraisal, the Bank maintained a lower effective tax rate than the Peer Group.  Updated effective tax rates for the Bank and the Peer Group equaled 22.27% and 33.62%, respectively.  As noted in the Original Appraisal, the Bank’s lower effective rate was largely attributable to the tax-advantaged investments in BOLI and municipal investment securities.

                       As shown in Table 4, the Bank’s non-performing assets/assets and non-performing loans/loans ratios both equaled 0.01%.  Comparatively, non-performing assets/assets and non-performing loans/loans ratios for the Peer Group equaled 0.27% and 0.32%, respectively.  The Bank’s updated reserve coverage ratio as percent of loans equaled 0.33%, which remained well below the Peer Group’s ratio of 1.00%.

          3.          Stock Market Conditions

                       Since the date of the Original Appraisal, the broader stock market has followed a volatile trend.  Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China’s stock market.  Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June.  Stocks generally traded lower in the second half in June on continued inflation concerns, as well as higher oil prices and concerns about weakness in the housing market.  However, the broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at several record highs in early- and mid-July.  The DJIA experienced a degree of volatility, as the DJIA reached a low of 13,267 on June 7, 2007, followed by a general rising trend.  The DJIA increased by approximately 284 points on July 12, 2007, the highest one-day increase in four years.  On July 19, 2007, the DJIA crossed the 14,000 point level for the first time.  A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally.  After reaching these new highs in mid-July, the broader stock market has experienced a sharp downturn, declining by approximately 525 points from the July 19, 2007 close to July 26, 2007.  This decline was due to several factors, including implied profit-taking by investors, worries over the banking industry and the housing market, which could ultimately affect the entire economy.  Oil prices have also remained high, leading to further uncertainty.  On July 26, 2007, the DJIA closed at 13473.57, or 0.25% lower since the date of the Original Appraisal, and the NASDAQ closed at 2599.34, or 1.65% higher since the date of the Original Appraisal.

                       In contrast, thrift issues have declined in value since the Original Appraisal.  Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates.  A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates.  Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.  The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor and Moody’s announced plans to downgrade securities

Board of Directors
July 26, 2007

Table 4
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2007 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans

		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
First Financial Northwest, Inc. of WA		0.00%	0.01%	0.01%	0.33%	4829.51%	4829.51%	$0	0.00%

All Public Companies
Averages		0.08%	0.55%	0.58%	0.84%	270.04%	207.31%	$375	0.11%
Medians		0.01%	0.34%	0.35%	0.80%	172.55%	123.62%	$60	0.03%

State of WA
Averages		0.01%	0.07%	0.09%	0.95%	363.17%	510.48%	$134	0.04%
Medians		0.01%	0.06%	0.07%	1.07%	363.17%	510.48%	$116	0.03%

Comparable Group
Averages		0.02%	0.27%	0.32%	1.00%	404.57%	276.47%	$465	0.06%
Medians		0.00%	0.15%	0.18%	1.14%	275.82%	193.32%	$157	0.02%

Comparable Group
BFIN	BankFinancial Corp. of IL	0.00%	0.57%	0.69%	0.85%	126.98%	115.13%	$81	0.02%
BHLB	Berkshire Hills Bancorp of MA	0.00%	0.61%	0.76%	1.14%	NA	147.40%	$468	0.11%
BRKL	Brookline Bancorp, Inc. of MA	0.05%	0.08%	0.05%	1.28%	939.67%	NA	$1,155	0.26%
FPTB	First PacTrust Bancorp of CA	0.00%	0.24%	0.26%	0.65%	NA	239.24%	$1	0.00%
RPFG	Rainier Pacific Fin. Group of WA(1)	0.00%	0.03%	0.04%	1.30%	NA	NA	$157	0.10%
RVSB	Riverview Bancorp, Inc. of WA	0.00%	0.15%	0.18%	1.25%	NA	676.18%	$75	0.04%
TSBK	Timberland Bancorp, Inc. of WA	0.01%	0.04%	0.05%	0.88%	NA	NA	$5	0.00%
WFSL	Washington Federal, Inc. of WA	0.02%	0.08%	0.09%	0.36%	363.17%	344.78%	$297	0.02%
WFBC	Willow Financial Bancorp Inc. of PA	0.13%	0.64%	0.74%	1.27%	188.47%	136.08%	$1,944	0.00%

(1) Financial information is for the quarter ending December 31, 2006.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

Board of Directors
July 26, 2007

backed by subprime mortgages.  Bargain hunting and strength in the broader market supported a modest rebound in thrift stocks in mid-July, with the SNL Index reaching an interim high of 1644.34 on July 13, 2007.  However, continued adverse news about the housing market and delinquency levels nationwide, resulted in a noticeable decline in thrift industry pricing through July 26, 2007.  Further poor performance of publicly traded mortgage banking companies also led to declines.  The broader market for all financial institution stocks was affected.  Indicative of this impact, on July 26, 2007, the SNL Index for all publicly-traded thrifts closed at 1,511.43, a decrease of 12.4% since the date of the Original Appraisal.

                       The updated pricing measures for the Peer Group and for all publicly traded thrifts generally showed noticeable changes since the Original Appraisal date.  One Peer Group member, First Mutual Bancshares, Inc. of Washington announced on July 2, 2007 that it agreed to be acquired, and thus this Peer Group company has been removed from both the Original Appraisal data and the updated data shown in Table 5.  The Peer Group’s updated price/book and price/tangible book ratios, and price/earnings and price/core earnings multiples decreased due to overall lower stock prices.  Since the date of the Original Appraisal, all nine Peer Group companies were trading at lower prices as of July 26, 2007, with an average stock price decline of 9.9%.

                       The pricing ratios of all publicly-traded thrifts also recorded notable declines in terms of the price/book and price/tangible book value ratios, while the industry-wide price/earnings and price/core earnings multiples increased due to lower trailing 12 month earnings.  The Peer Group’s updated pricing measures continued to reflect similar P/E multiples, a lower P/B ratio and a higher P/TB ratio than indicated for the comparable averages for all publicly-traded thrifts.

                       A comparative pricing analysis of all publicly-traded thrifts, the Peer Group and recent conversions is shown in Table 5, based on market prices as of May 25, 2007 and July 26, 2007.  See Exhibit 1 for data as of July 26, 2007 regarding all publicly traded savings institutions.

                       As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Board of Directors
July 26, 2007

Table 5
First Financial Northwest, Inc.
Market Pricing Characteristics

	At May 25, 2007		At July 26, 2007		% Change

Peer Group Average (Common to Both Dates)
Price/Earnings (x)	21.18	x	19.17	x	(9.5)%
Price/Core Earnings (x)	20.50		18.55		(9.5)
Price/Book (%)	135.07%		120.72%		(10.6)
Price/Tangible Book (%)	169.30		152.74		(9.8)
Price/Assets (%)	18.94		16.88		(10.9)
Avg. Mkt. Capitalization ($Mil)	$475.14		$424.05		(10.8)
All Publicly-Traded Thrifts Average
Price/Earnings (x)	19.96	x	19.65	x	(1.6)%
Price/Core Earnings (x)	20.33		20.54		1.0
Price/Book (%)	144.46%		126.98%		(12.1)
Price/Tangible Book(%)	162.58		144.04		(11.4)
Price/Assets (%)	17.98		16.05		(10.7)
Avg. Mkt. Capitalization ($Mil)	$439.88		$387.33		(12.0)
Recent Conversions Average (1)
Price/Core Earnings (x)	32.71	x	29.37	x	(10.2)%
Price/Tangible Book (%)	94.59%		88.55%		(6.4)

(1)	Ratios are based on standard conversions completed for prior three months (two companies as of May 25, 2007 and as of July 26, 2007).

                       The market for recent conversions has pulled back along with the thrift sector in general, with fewer offerings being oversubscribed and typically reflecting only modest price appreciation in initial after market trading activity.  As shown in Table 6, two standard conversions, one second-step conversion and two mutual holding company offerings were completed during the past three months.  The standard conversion offerings are considered to be more relevant for our analysis, which were completed by Louisiana Bancorp, Inc. of Louisiana on July 10, 2007 and Quaint Oak Bancorp, Inc. of Pennsylvania on July 5, 2007.  Louisiana Bancorp’s offering resulted in gross proceeds of $63.5 million, which closed between the maximum and supermaximum of the offering range, while Quaint Oak Bancorp’s oversubscribed offering resulted in closing at the $13.9 million supermaximum of the offering range.

                       Louisiana Bancorp had pre-conversion assets of $216 million and a pre-conversion equity-to-assets ratio of 13.7%, while Quaint Oak Bancorp had pre-conversion assets of $61 million and a pre-conversion equity-to-assets ratio of 8.0%.  The pro forma valuation and offering results of Louisiana Bancorp reflected weakness given the continuing impact of Hurricane Katrina.  The average pro forma price/tangible book ratio at the closing value of these

Board of Directors
July 26, 2007

RP® Financial, LC.

Table 6
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

			Pre-Conversion Data

Institutional Information			Financial Info.		Asset Quality		Offering Information

Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.

			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	$216	13.74%	0.12%	852%	$63.5	100%	120%	2.3%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	$61	7.96%	1.46%	64%	$13.9	100%	132%	4.0%

Averages - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%
Medians - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%

Averages - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%
Medians - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%

Mutual Holding Company Conversions
Benedicial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$3,483	11.44%	0.50%	207%	$236.1	44%	132%	1.3%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$124	7.04%	0.39%	167%	$10.7	45%	132%	6.5%

Averages - Mutual Holding Company Conversions:			$1,804	9.24%	0.45%	187%	$123.4	45%	132%	3.9%
Medians - Mutual Holding Company Conversions:			$1,804	9.24%	0.45%	187%	$123.4	45%	132%	3.9%

	Averages - All Conversions:		$967	10.47%	0.54%	272%	$92.8	69%	121%	3.5%
	Medians - All Conversions:		$216	11.44%	0.39%	167%	$63.5	57%	132%	3.6%

					Insider Purchases

					% Off Incl. Fdn.
			Contribution to Charitable Found
Institutional Information					Benefit Plans
									Initial Dividend Yield
Institution	Conver. Date	Ticker	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.

				(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	N.A.	N.A.	8.0%	4.0%	10.0%	3.4%	0.00%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	N.A.	N.A.	8.0%	4.0%	10.0%	6.1%	0.00%

Averages - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%
Medians - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%

Averages - Second Step Conversions:			N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Medians - Second Step Conversions:			N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%

Mutual Holding Company Conversions
Benedicial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	C/S	500K/4.02%	8.8%	4.4%	11.1%	1.3%	0.00%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	N.A.	N.A.	8.7%	4.4%	10.9%	4.2%	0.00%

Averages - Mutual Holding Company Conversions:			NA	NA	8.8%	4.4%	11.0%	2.8%	0.00%
Medians - Mutual Holding Company Conversions:			NA	NA	8.8%	4.4%	11.0%	2.8%	0.00%

	Averages - All Conversions:		NA	NA	8.2%	4.1%	10.3%	4.0%	0.30%
	Medians - All Conversions:		NA	NA	8.0%	4.0%	10.0%	4.2%	0.00%

Institutional Information			Pro Forma Data

			Pricing Ratios(3)			Financial Charac.

Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price

			(%)	(x)	(%)	(%)	(%)	(%)	($)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	75.5%	31.5x	23.5%	0.7%	31.1%	2.4%	$10.00
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	84.1%	20.3x	19.1%	0.9%	22.3%	4.2%	$10.00

Averages - Standard Conversions:			79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00
Medians - Standard Conversions:			79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00

Averages - Second Step Conversions:			102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00
Medians - Second Step Conversions:			102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00

Mutual Holding Company Conversions
Benedicial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	97.6%	44.9x	20.2%	0.3%	12.2%	2.0%	$10.00
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	82.6%	23.9x	16.6%	0.7%	13.1%	4.9%	$10.00

Averages - Mutual Holding Company Conversions:			90.1%	34.4x	18.4%	0.5%	12.6%	3.5%	$10.00
Medians - Mutual Holding Company Conversions:			90.1%	34.4x	18.4%	0.5%	12.6%	3.5%	$10.00

	Averages - All Conversions:		88.5%	29.5x	20.4%	0.7%	20.1%	3.5%	$10.00
	Medians - All Conversions:		84.1%	27.2x	20.2%	0.7%	22.1%	3.8%	$10.00

Institutional Information			Post-IPO Pricing Trends

			Closing Price:

Institution	Conver. Date	Ticker	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 7/26/07	% Change

			($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	$10.95	9.5%	$10.40	4.0%	$10.72	7.2%	$10.72	7.2%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	$9.80	-2.0%	$9.30	-7.0%	$9.00	-10.0%	$9.00	-10.0%

	Averages - Standard Conversions:		$10.38	3.8%	$9.85	-1.5%	$9.86	-1.4%	$9.86	-1.4%
	Medians - Standard Conversions:		$10.38	3.8%	$9.85	-1.5%	$9.86	-1.4%	$9.86	-1.4%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$9.60	-4.0%	9.84	-1.6%	9.34	-6.6%	$9.34	-6.6%

Averages - Second Step Conversions:			$9.60	-4.0%	$9.84	-1.6%	$9.34	-6.6%	$9.34	-6.6%
Medians - Second Step Conversions:			$9.60	-4.0%	$9.84	-1.6%	$9.34	-6.6%	$9.34	-6.6%

Mutual Holding Company Conversions
Benedicial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$9.21	-7.9%	$9.38	-6.2%	$9.13	-8.7%	$9.13	-8.7%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.75	-12.5%

Averages - Mutual Holding Company Conversions:			$9.61	-4.0%	$9.69	-3.1%	$8.94	-10.6%	$8.94	-10.6%
Medians - Mutual Holding Company Conversions:			$9.61	-4.0%	$9.69	-3.1%	$8.94	-10.6%	$8.94	-10.6%

	Averages - All Conversions:		$9.91	-0.9%	$9.78	-2.2%	$9.39	-6.1%	$9.39	-6.1%
	Medians - All Conversions:		$9.80	-2.0%	$9.84	-1.6%	$9.13	-8.7%	$9.13	-8.7%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.
July 26, 2007

Board of Directors
July 26, 2007

two offerings equaled 79.8% and the pro forma core price/earnings ratio at the closing value equaled 25.9 times.  The average trading price of these two institutions was 3.8% above the initial public offering (“IPO”) price after one day of trading and 1.4% lower than the IPO price as of July 26, 2007.

                       Although not directly comparable given their transaction structure, we believe it is useful to examine the market receptivity to other offering types.  In this regard, we note that Hometown Bancorp in New York, who completed their mutual holding company offering at the end of June 2007, has experienced a 12.5% decline in stock price despite the oversubscribed offering, while Beneficial Mutual Bancorp in PA, who completed their mutual holding company offering on July 16, 2007, has experienced an 8.7% decline in stock price despite the oversubscribed offering.  Shifting to the most recent second step conversion offering, Abington Bancorp (“Abington”) in Pennsylvania, we note that the stock has declined from the offering price.  Abington closed their offering in late June 2007 just above the bottom of the range through a syndicate process, and as of July 26, 2007, their stock was trading 6.6% below the second step offering price.

                       Table 7 shows the current pricing ratios of the two recent conversions that are publicly-traded on NASDAQ or an Exchange and are fully-converted companies.  Based on closing market prices as of July 26, 2007, the average P/TB ratio of the three recent conversions equaled 88.55% compared to an average P/TB ratio of 144.04% for all publicly-traded thrifts.

Summary of Adjustments

          In the Original Appraisal, we made the adjustments shown in Table 8 to First Savings’ pro forma value based upon our comparative analysis to the Peer Group:

          The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal.  Accordingly, those parameters were not discussed further in this update.

          The Bank’s financial performance declined somewhat over the most recent twelve month period, as trailing twelve month earnings declined.  The lower earnings were due to higher loan loss provisions, higher operating expenses and a higher effective tax rate.  The reduction in the net interest income ratio was the result of a narrower interest rate spread, due to a more significant increase in the cost of interest-bearing liabilities (“IBL”) relative to the yield earned on interest-earning assets (“IEA”).  The more significant increase in the Bank’s interest expense ratio was attributable to the more immediate impact that higher short-term interest rates had on funding costs relative to asset yields.  First Savings’ balance sheet expanded in the most recent three month period, although this growth was largely due to deposits gained from the announcement of the pending stock offering to depositors.

Board of Directors
July 26, 2007

Table 7
Market Pricing Comparatives
Prices As of July 26, 2007

		Market Capitalization		Per Share Data		Pricing Ratios(3)

		Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	P/E	P/B	P/A	P/TB	P/Core

		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
All Public Companies		$16.25	$387.33	$0.79	$13.43	19.65x	126.98%	16.05%	144.04%	20.54x
Special Selection Grouping(8)		$10.03	$148.25	$0.35	$11.48	29.37x	88.55%	23.22%	88.55%	29.37x

Comparable Group

Special Comparative Group(8)
ABBCD	Abington Bancorp, Inc. of PA	$9.34	$228.47	$0.37	$9.71	25.24x	96.19%	21.29%	96.19%	25.24x
LABC	Louisiana Bancorp, Inc. of LA	$10.72	$68.03	$0.32	$13.25	33.50x	80.91%	25.14%	80.91%	33.50x

		Dividends(4)			Financial Characteristics(6)

		Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core

								ROA	ROE	ROA	ROE

		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$0.40	2.40%	34.99%	$3,069	12.69%	0.55%	0.56%	5.48%	0.55%	5.24%
Special Selection Grouping(8)		$0.09	0.96%	24.32%	$672	26.60%	0.28%	0.80%	3.11%	0.80%	3.11%

Comparable Group

Special Comparative Group(8)
ABBCD	Abington Bancorp, Inc. of PA	$0.18	1.93%	48.65%	$1,073	22.13%	0.28%	0.84%	3.81%	0.84%	3.81%
LABC	Louisiana Bancorp, Inc. of LA	$0.00	0.00%	0.00%	$271	31.07%	NA	0.75%	2.42%	0.75%	2.42%

(1)	Average of High/Low or Bid/Ask price per share.
(2)

EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes Converted Last 3 Months (no MHC).

Source:

Corporate reports, offering circulars, and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

Board of Directors
July 26, 2007

Table 8
First Financial Northwest, Inc.
Valuation Adjustments

Key Valuation Parameters:	Previous Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Modest Downward
Asset Growth	Slight Downward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	Slight Downward
Effect of Government Regulations and Regulatory Reform	No Adjustment

          The most significant new information that would lead us to a different conclusion other than that reached in our Original Appraisal pertains to the deterioration in the thrift stock market as reflected in the market for thrift stock and the performance in the new issue market.  Specifically, the Peer Group’s average core earnings multiple is down in the range of 9% while the P/B and P/TB ratios have diminished by 10%-11%.  Likewise, the pricing ratios of all publicly traded thrifts have diminished since the date of the Original Appraisal while the SNL Thrift Index has declined by 12.4%.  The new issue market has also weakened as offerings such as Quaint Oak Bancorp’s standard conversion offering traded lower in the aftermarket, while Louisiana Bancorp traded up nominally, notwithstanding the pro forma price/tangible book ratio of 75.5%.  Abington Bancorp’s second step stock offering closed near the minimum of the offering range and traded down in aftermarket trading.  Additionally, recent offerings mutual holding company offerings by Beneficial Mutual Bancorp of PA and Hometown Bancorp of NY traded lower in aftermarket trading.  Taking the foregoing into account, we have revised the Marketing of the Issue valuation parameter to a “Slight Downward” adjustment in this updated valuation from “No Adjustment” in our Original Appraisal.

Valuation Approaches

          In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing First Savings’ to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

          In computing the pro forma impact of the conversion and the related pricing ratios, we utilized updated balance sheet and income statement data for the Bank as of or for the 12 months

Board of Directors
July 26, 2007

ended June 30, 2007.  We also modified the assumptions for the amount of stock to be purchased by the employee stock ownership plan (“ESOP”) and the Foundation (both equal to 8% of the offering shares), for consistency with the Board approved plans.  In addition, offering expenses have been updated to reflect latest offering value.  The pro forma calculations continue to include the assumption that all but $10.0 million of the FHLB borrowings will be repaid with offering proceeds concurrent with closing.

          Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach.  Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

          The Bank will adopt Statement of Position (“SOP” 93-6) which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares.  For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank’s shareholders.  However, we have considered the impact of the Bank’s adoption of SOP 93-6 in the determination of pro forma market value.

          Based on the foregoing, we have concluded that the pro forma market value should be revised downward to reflect the lower earnings and financial performance of the Bank, and the decline in market pricing of the Peer Group.  Before factoring in the shares issued to the Foundation, the size of the offering at the midpoint value will be equal to $160,000,000.  Therefore, as of July 26, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares to be issued to the Foundation, is equal to $172,800,000 at the midpoint of the valuation range, equal to 17,280,000 shares at $10.00 per share.

          1.          P/E Approach.  In applying the P/E approach, we considered both reported earnings and a recurring, or “core”, earnings base, that is, earnings adjusted to exclude any one time non-operating and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds.  The Bank’s reported earnings equaled $6,360,000 for the 12 months ended June 30, 2007.  In deriving First Savings’ core earnings, as was done in the Original Appraisal, the adjustment made to reported earnings was to addback the $452,000 after-tax expense related to the writedown of mortgage servicing rights.  As shown below, on a tax-affected basis, assuming application of an effective marginal tax rate of 34%, the Bank’s core earnings were determined to equal $6,812,000 for the 12 months ended June 30, 2007.  (Note:  see Exhibit 2 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Board of Directors
July 26, 2007

Table 9
First Financial Northwest, Inc.
Derivation of Core Earnings

Trailing 12 Mos. Ended 6/30/07

($000)
Net income (as reported)	$6,360
Add back: Writedown of Mortgage Servicing Rights(1)	452

Core earnings estimate	$6,812

(1)	Tax effected at 34%.

                       Based on First Savings’ reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s updated reported and core P/E multiples at the $172.8 million midpoint value equaled 20.03 times and 19.04 times, respectively, providing for premiums of 4.5% and 2.6%, respectively, relative to the Peer Group’s average reported and core P/E multiples of 19.17 times and 18.55 times (the Peer Group’s figures have been calculated using the same companies available in the Original Appraisal, less First Mutual).  In comparison, the Bank’s pro forma price/earnings multiple at the midpoint value of the Original Appraisal was at a discount of 1.2%, while the Bank’s pro forma price/core earnings multiple at the midpoint value of the Original Appraisal was at a discount of 2.8%.

                       In comparison to the Peer Group’s median reported and core P/E multiples of 17.86 times and 17.55 times, respectively, the Bank’s pro forma midpoint reported and core P/E ratios represented premiums of 12.2% and 8.5%, respectively.  At the top of the superrange, the Bank’s reported and core P/E multiples equaled 24.83 times and 23.67 times, respectively.  In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the superrange reflected premiums of 29.5% and 27.6% on a reported and core earnings basis, respectively.

                       The implied discounts and premiums reflected in the Bank’s pro forma reported and core P/E multiples take into consideration the Bank’s resulting pro forma P/B ratio.  The Bank’s conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 10, and the pro forma calculations are detailed in Exhibits 3 and 4.

          2.          P/B Approach.  The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying valuation P/B and P/TB ratios, as derived from the Peer Group’s P/B and P/TB ratios to First Savings’ pro forma book value and pro forma tangible book value.  Based on the $172.8 million midpoint valuation, First Savings’ updated pro forma P/B and P/TB ratios equaled 69.45% and 73.66%, respectively.  In comparison to the

Board of Directors
July 26, 2007

Table 10
Public Market Pricing
First Financial Northwest, Inc. of WA and the Comparables
As of July 26, 2007

		Market Capitalization		Per Share Data		Pricing Ratios(3)

		Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	P/E	P/B	P/A	P/TB	P/Core

		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)

First Financial Northwest, Inc. of WA
Superrange		$10.00	$228.53	$0.42	$12.91	24.83x	77.48%	19.44%	81.40%	23.67x
Maximum		$10.00	$198.72	$0.47	$13.60	22.34x	73.53%	17.27%	77.60%	21.26x
Midpoint		$10.00	$172.80	$0.53	$14.40	20.03x	69.45%	15.30%	73.66%	19.04x
Minimum		$10.00	$146.88	$0.60	$15.48	17.58x	64.61%	13.26%	68.92%	16.67x

All Public Companies(7)
Averages		$16.25	$387.33	$0.79	$13.43	19.65x	126.98%	16.05%	144.04%	20.54x
Medians		$13.60	$95.42	$0.50	$11.32	17.68x	119.92%	13.61%	134.56%	18.66x

All Non-MHC State of WA(7)
Averages		$17.02	$583.82	$1.03	$11.98	19.31x	143.45%	17.26%	165.89%	20.07x
Medians		$15.86	$136.24	$1.06	$12.23	14.11x	147.17%	18.83%	161.17%	14.22x

Comparable Group Averages
Averages		$17.17	$424.05	$0.90	$14.77	22.97x	120.72%	16.88%	152.74%	22.88x
Medians		$15.85	$178.61	$0.99	$13.37	20.93x	116.73%	18.02%	157.24%	17.58x

Comparable Group
BFIN	BankFinancial Corp. of IL	$13.79	$319.58	$0.36	$13.36	37.27x	103.22%	20.40%	115.01%	38.31x
BHLB	Berkshire Hills Bancorp of MA	$28.61	$251.97	$1.63	$29.87	22.18x	95.78%	11.59%	177.37%	17.55x
BRKL	Brookline Bancorp, Inc. of MA	$10.64	$633.98	$0.34	$9.53	31.29x	111.65%	26.96%	122.58%	31.29x
FPTB	First PacTrust Bancorp of CA	$21.98	$97.06	$1.05	$18.83	20.93x	116.73%	12.32%	116.73%	20.93x
RPFG	Rainier Pacific Fin. Group of WA	$15.86	$104.17	$0.42	$13.37	35.24x	118.62%	11.54%	123.23%	37.76x
RVSB	Riverview Bancorp, Inc. of WA	$13.93	$161.13	$0.99	$8.66	13.93x	160.85%	19.64%	218.00%	14.07x
TSBK	Timberland Bancorp, Inc. of WA	$15.85	$111.35	$1.12	$11.08	13.78x	143.05%	18.02%	157.24%	14.15x
WFSL	Washington Federal, Inc. of WA	$22.42	$1,958.63	$1.57	$14.82	14.28x	151.28%	19.83%	165.10%	14.28x
WFBC	Willow Financial Bancorp Inc. of PA	$11.43	$178.61	$0.65	$13.40	17.86x	85.30%	11.65%	179.43%	17.58x

		Dividends(4)			Financial Characteristics(6)

		Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core

								ROA	ROE	ROA	ROE

		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)

First Financial Northwest, Inc. of WA
Superrange		$0.00	0.00%	0.00%	$1,176	25.09%	0.01%	0.78%	3.12%	0.82%	3.27%
Maximum		$0.00	0.00%	0.00%	$1,151	23.49%	0.01%	0.77%	3.29%	0.81%	3.46%
Midpoint		$0.00	0.00%	0.00%	$1,129	22.03%	0.01%	0.76%	3.47%	0.80%	3.65%
Minimum		$0.00	0.00%	0.00%	$1,108	20.52%	0.01%	0.75%	3.68%	0.80%	3.87%

All Public Companies(7)
Averages		$0.40	2.40%	34.99%	$3,069	12.69%	0.55%	0.56%	5.48%	0.55%	5.24%
Medians		$0.32	2.32%	19.16%	$793	10.63%	0.35%	0.57%	4.67%	0.58%	4.74%

All Non-MHC State of WA(7)
Averages		$0.49	2.77%	48.89%	$3,055	11.91%	0.07%	1.16%	9.20%	1.15%	9.04%
Medians		$0.42	2.84%	22.49%	$862	12.41%	0.06%	1.41%	10.63%	1.38%	10.50%

Comparable Group Averages
Averages		$0.48	2.85%	53.02%	$2,292	14.21%	0.27%	0.87%	6.44%	0.87%	6.50%
Medians		$0.44	3.16%	53.50%	$1,533	12.60%	0.15%	0.64%	4.85%	0.67%	5.64%

Comparable Group
BFIN	BankFinancial Corp. of IL	$0.28	2.03%	NM	$1,567	19.76%	0.57%	0.53%	2.63%	0.51%	2.56%
BHLB	Berkshire Hills Bancorp of MA	$0.56	1.96%	34.36%	$2,175	12.10%	0.61%	0.53%	4.47%	0.67%	5.64%
BRKL	Brookline Bancorp, Inc. of MA	$0.34	3.20%	NM	$2,351	24.15%	0.08%	0.86%	3.48%	0.86%	3.48%
FPTB	First PacTrust Bancorp of CA	$0.74	3.37%	70.48%	$788	10.56%	0.24%	0.58%	5.74%	0.58%	5.74%
RPFG	Rainier Pacific Fin. Group of WA	$0.26	1.64%	61.90%	$903	9.73%	0.03%	0.33%	3.45%	0.33%	3.22%
RVSB	Riverview Bancorp, Inc. of WA	$0.44	3.16%	44.44%	$820	12.21%	0.15%	1.43%	12.08%	1.41%	11.96%
TSBK	Timberland Bancorp, Inc. of WA	$0.40	2.52%	35.71%	$618	12.60%	0.04%	1.39%	10.33%	1.36%	10.06%
WFSL	Washington Federal, Inc. of WA	$0.84	3.75%	53.50%	$9,878	13.11%	0.08%	1.51%	10.93%	1.51%	10.93%
WFBC	Willow Financial Bancorp Inc. of PA	$0.46	4.02%	70.77%	$1,533	13.66%	0.64%	0.64%	4.85%	0.65%	4.92%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

Board of Directors
July 26, 2007

average P/B and P/TB ratios for the Peer Group of 120.72% and 152.74%, respectively, the Bank’s midpoint ratios reflected a discount of 42.5% on a P/B basis and a discount of 51.7% on a P/TB basis.  In comparison, the Bank’s pro forma P/B and P/TB ratios at the midpoint value of the Original Appraisal were at discounts of 48.6% and 55.3%, respectively, to the Peer Group’s average P/B and P/TB ratios.

                       In comparison to the median P/B and P/TB ratios for the Peer Group of 116.73% and 157.24%, respectively, the Bank’s midpoint ratios reflected a discount of 40.5% on a P/B basis and 53.2% on a P/TB basis.  At the top of the superrange, the Bank’s P/B and P/TB ratios equaled 77.48% and 81.40%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the superrange reflected discounts of 33.6% and 48.2%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value, the substantially higher equity position of the Bank relative to the Peers and the resulting premium pricing ratios indicated under the earnings approach.

          3.          P/A Approach.  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the midpoint of the valuation range, First Savings’ updated P/A value equaled 15.30% of pro forma assets.  Comparatively, the Peer Group companies exhibited average and median P/A ratios of 16.88% and 18.02%, which implies a discount of 9.4% to the Peer Group average and a 15.1% discount to the Peer Group median.  These discounts compare to a discount of 3.1% to the Peer Group average and a discount of 6.5% to the Peer Group median as outlined in the Original Appraisal.

Valuation Conclusion

          Based on the foregoing, we have concluded that the pro forma market value should be revised downward to reflect the decline in the pricing of the Peer Group.

          Accordingly, it is our opinion, as of July 26, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $172,800,000 at the midpoint, equal to 17,280,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $146,880,000 and a maximum value of $198,720,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 14,688,000 at the minimum and 19,872,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $228,528,000 without a resolicitation.  Based on the $10.00 per share offering price, the supermax imum value would result in total shares outstanding of 22,852,800.

Board of Directors
July 26, 2007

          Based on this valuation range, and excluding the shares to be issued to the Foundation, the offering range is as follows:  $136,000,000 at the minimum, $160,000,000 at the midpoint, $184,000,000 at the maximum and $211,600,000 at the supermaximum.  Based on the $10.00 per share offering price, the number of offering shares is as follows:  13,600,000 at the minimum, 16,000,000 at the midpoint, 18,400,000 at the maximum and 21,160,000 at the supermaximum.  The pro forma valuation calculations relative to the Peer Group are shown in Table 10 and are detailed in Exhibits 3 and 4.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

James J. Oren
Senior Vice President